Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 7, 2013, with respect to the consolidated financial statements included in the May 7, 2013 Current Report of American Realty Capital Properties, Inc. on Form 8-K/A and our report dated February 28, 2013 with respect to internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2012 of American Realty Capital Properties, Inc., which are contained and incorporated by reference in this Registration Statement. We consent to the use of the aforementioned reports, and their inclusion and incorporation by reference in the Registration Statement, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 2, 2013